                                                                       EXHIBIT 7


                     OPINION OF J.P. MORGAN SECURITIES INC.


July 12, 1999


The Board of Directors
Global Industrial Technologies, Inc.
2121 San Jacinto Street, Suite 2500
Dallas, Texas 75201

Attention:  Rawles Fulgham
            Chairman of the Board

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Global Industrial Technologies, Inc. (the "Company") of the consideration to be paid to them in connection with the proposed Tender Offer and Merger (each as defined below). Pursuant to the Agreement and Plan of Merger, dated as of July 12, 1999 (the "Agreement"), by and among the Company, RHI AG (the "Parent") and Heat Acquisition Corp., a wholly-owned subsidiary of the Parent (the "Purchaser"), the Purchaser will make a cash tender offer (the "Tender Offer") to acquire all of the outstanding shares of Common Stock, par value $0.25 per share, of the Company (each, a "Share"), at a price of $13.00 per Share (such price, or such higher price per Share as may be paid in the Tender Offer, the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Agreement. Pursuant to the Agreement, following the consummation of the Tender Offer, the Purchaser will be merged with and into the Company (the "Merger"and, together with the Tender Offer, the "Transaction"), the Company shall continue as the surviving corporation, and each Share issued and outstanding immediately prior to the effective time of the Merger (other than certain Shares which are to be cancelled pursuant to the Agreement and other than Dissenting Shares and Ineligible Shares (each as defined in the Agreement)) will be converted into the right to receive the Offer Price.

In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Company; (v) the audited financial statements of the Company for the fiscal year ended December 31, 1998 and the unaudited financial statements of the Company for the period ended March 31, 1999; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company; (vii) certain internal financial analyses and forecasts prepared by the Company and its management; and (viii) the terms of other business combinations that we deemed relevant.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Company with respect to the proposed Transaction and have received a fee from the Company for our services. We will also receive an additional fee if the proposed Transaction is consummated. As you are aware, we have provided financial advisory services to the Company since December 1998, for which we have received customary fees. In the ordinary course of their businesses, J.P. Morgan Securities Inc. and its affiliates may actively trade the debt and equity securities of the Company or the Parent for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Tender Offer and Merger is fair, from a financial point of view, to such stockholders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should tender Shares in the Tender Offer or how such stockholder should vote with respect to the Merger. This opinion may be reproduced in full in any filing by the Company with the Securities and Exchange Commission in connection with the Tender Offer or the Merger.

Very truly yours,

J.P. MORGAN SECURITIES INC.